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                                                                     Exhibit 3.7





                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           PACIFIC UNITED GROUP, INC.
                             PURSUANT TO SECTION 242

         Pacific United Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby

         FIRST:   Article 1 is amended to read as follows:

              1.       The name of the corporation is:

                        PacificAmerica Money Center, Inc.

         SECOND: That in lieu of a meeting and vote of the sole stockholder, the sole stockholder gave written consent to such amendment in accordance with
Section 228(a) of the General Corporation Law of the State of Delaware.

         THIRD: That in lieu of a meeting and vote of the Board of Directors, the directors have given unanimous written consent to such amendment in accordance with Section 141(f) of the General Corporation Law of the State of Delaware.



         IN WITNESS WHEREOF, the Corporation has caused Joel R. Schultz, President, to execute and Richard B. Fremed, Secretary, to attest this Certificate of Amendment on March 20, 1996.



                                   PACIFIC UNITED GROUP, INC.

                                   By /s/ Joel R. Schultz
                                     --------------------------------
                                     Joel R. Schultz, President

Attest:

/s/ Richard B. Fremed
- -----------------------------------
Richard B. Fremed, Secretary